Exhibit 99.2

Oncobiologics Receives Positive Nasdaq Listing Determination

Cranbury, NJ – February 13, 2018 — Oncobiologics, Inc. (NASDAQ: ONS; ONSIW; ONSIZ) announced today that on February 13, 2018, the Company received formal notice that the Nasdaq Hearings Panel (the “Panel”) has granted the Company’s request for the transfer of its listing from The Nasdaq Global Market to The Nasdaq Capital Market, pursuant to an extension through May 15, 2018 to evidence compliance with all applicable requirements for continued listing on Nasdaq, including the applicable $35 million market capitalization requirement. The Company’s current market capitalization is approximately $30 million. The Company’s common stock and Series A and Series B warrants will begin trading on The Nasdaq Capital Market tier under their respective current trading symbols, ONS, ONSIW and ONSIZ, effective with the open of business on Thursday, February 15, 2018.

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About Oncobiologics, Inc. and its BioSymphony™ Platform

Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex biosimilar therapeutics. Its current focus is on technically challenging and commercially attractive monoclonal antibodies (mAbs) in the disease areas of immunology and oncology. Oncobiologics is advancing its pipeline of biosimilar products, two of which are currently in clinical development. Led by a team of biopharmaceutical experts, Oncobiologics operates from an in-house state-of-the-art fully integrated research and development, and manufacturing facility in Cranbury, New Jersey. Oncobiologics employs its BioSymphony™ Platform to address the challenges of biosimilar development and commercialization by developing high quality mAb biosimilars in an efficient and cost-effective manner on an accelerated timeline. For more information, please visit www.oncobiologics.com.

CONTACTS:

Oncobiologics:	Lawrence A. Kenyon

Chief Financial Officer

LawrenceKenyon@oncobiologics.com

Media & Investors:	Alex Fudukidis

Russo Partners, LLC

alex.fudukidis@russopartnersllc.com